Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FIRST QUARTER 2025 RESULTS

HOUSTON – May 8, 2025 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the first quarter of 2025.
First Quarter 2025 Highlights and Recent Key Items:
•Reported net income of $7.7 million ($0.07 per diluted share), Adjusted Net Income of $6.3 million ($0.06 per diluted share) and Adjusted EBITDAX(1) of $57.0 million;
•Produced 17,764 net revenue interest (“NRI”)(2) barrels of oil equivalent per day (“BOEPD”), above the high end of guidance, or 22,402 working interest (“WI”)(3) BOEPD, toward the high end of guidance;
•Sold 19,074 NRI BOEPD, toward the high end of guidance;
•Entered into new reserves based revolving credit facility with an initial commitment of $190 million with the ability to grow to $300 million, secured against certain Vaalco assets;
•Reduced full year capital expenditure guidance by about 10%, without impacting full year production or sales guidance;
•Acquired 70% WI(3) in and will operate the CI-705 block in offshore Côte D’Ivoire;
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on June 27, 2025; and
•Announced that it will host a Capital Markets Day presentation on Wednesday, May 14, 2025.
(1)Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(2)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(3)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.

George Maxwell, Vaalco’s Chief Executive Officer commented, “We delivered another successful quarter, once again meeting or exceeding our guidance. Sales for the first quarter were toward the high end of guidance and our NRI production was above the high end of guidance, leading to solid net income of $0.07 per diluted share and Adjusted EBITDAX of $57.0 million. We continue to execute our strategic vision, with multiple accomplishments achieved in the first quarter that lay the foundation for profitable growth in 2025 and beyond. We entered into a new credit facility that will supplement our internally generated cash flow and cash balance to assist in funding our robust organic growth projects. In Côte D’Ivoire, we commenced the FPSO refurbishment project and are preparing for a drilling campaign in 2026 to augment the production and economic life of the Baobab field. In Gabon, we are preparing for the 2025/2026 drilling program which is scheduled to begin in Q3 2025. While we are continuing with these two major projects, we have decided to reduce our capital expenditure budget for 2025 by about 10%. We are delaying discretionary capital spending and are deferring our capital program in Canada. We are doing all of this without impacting production or sales forecasts for 2025 due to the strong performance of our assets in Gabon and Egypt.”

“We believe that we are well positioned to fund the meaningful growth and opportunities that we have planned over the next few years which should lead to even greater growth and value for the remainder of the decade. We look forward to providing additional details at our Capital Markets Day next week describing our diversified asset portfolio and the upside that we believe is available to drive future organic growth.”

Operational Update

Egypt

The start of the 2024 drilling campaign was deferred until late 2024. In Q4 2024, we completed one well. In Q1 2025, we completed an additional five wells. Four of the five wells that were completed in Q1 2025 were brought online and had an average initial production rate for the first 30 days of approximately 135 barrels of oil per day (“BOPD”). The fifth well was brought online in early Q2 2025. In addition to all new wells successfully increasing production levels, new reserves and a new production zone were discovered in the Bakr formation. The Company is reviewing several options to improve flow as the reservoir contains heavier oil.

The Company continues to perform detailed technical reviews of its newly drilled and existing wells while also continuing to work on enhancing production through a series of planned workovers and recompletions.
Canada
In the first half of 2024, Vaalco drilled and completed four 2.75 mile lateral wells in Canada. These wells continue to meet production expectations and the Company is monitoring their longer-term performance for future drilling opportunities. In 2025, Vaalco has decided to defer the drilling of additional wells in Canada to reduce the Company's overall capital expenditures.
Gabon

The Company secured a drilling rig in December 2024 in conjunction with its 2025/2026 drilling program, which is planned to begin in Q3 2025 to drill multiple development wells, and appraisal or exploration wells, as well as to perform workovers, with options to drill additional wells. Vaalco plans to drill the wells at both the Etame platform and at the Seent platform, and perform a re-drill and several workovers in the Ebouri field to access production and reserves that were previously shut in and removed from proved reserves due to the presence of hydrogen sulfide (“H2S”).

In Q1 2025, Vaalco conducted an extended flow test on the Ebouri 4-H well to gather information on the H2S concentrations at this location to aid in equipment design and to evaluate Vaalco's chemical crude sweetening process. The well has flowed for over four months, and the H2S concentration is within modeling expectations, demonstrating Vaalco's ability to treat the oil. The well has provided additional production, with some additional operating costs associated with the chemical treatment, adding to the Company's strong first quarter results.
Côte d'Ivoire

As part of the planned dry dock refurbishment, the Baobab Floating Production Storage and Offloading vessel (“FPSO”) ceased hydrocarbon production on January 31, 2025 and the final lifting of crude oil from the FPSO took place in February 2025. The vessel departed from the field in late March 2025 and is now currently under tow to the shipyard in Dubai for the refurbishment. Significant development drilling is expected to begin in 2026 after the FPSO is expected to return to service with potential meaningful additions to production from the main Baobab field in CI-40, as well as a potential future development of the Kossipo field, which is also on the license.
In March 2025, Vaalco announced that it had farmed into the CI-705 block offshore Côte d’Ivoire. Vaalco is the operator of the block with a 70% WI and a 100% paying interest through a commercial carry arrangement and is partnering with Ivory Coast Exploration Oil & Gas SAS and PETROCI. The CI-705 block is located in the prolific Tano basin and is approximately 70 kilometers (“km”) to the west of Vaalco’s CI-40 Block, where the Baobab and Kossipo oil fields are located, and 60 km west of ENI’s recent Calao discovery. Block CI-705 covers approximately 2,300 km2 and is lightly explored with three wells drilled to date on the block. The water depth across the block ranges from zero to 2,500 meters. Vaalco has invested $3 million to acquire its interest in the new block, which it believes has significant prospectivity.
Financial Update – First Quarter of 2025
Vaalco reported net income of $7.7 million ($0.07 per diluted share) for Q1 2025, which was down 34% compared with net income of $11.7 million ($0.11 per diluted share) in Q4 2024 and up modestly compared to $7.7 million ($0.07 per diluted share) in Q1 2024. The decrease in earnings compared with Q4 2024 was driven by lower sales volume in Q1 2025 of 1,717 MBOE compared to a sales volume of 1,872 MBOE in Q4 2024 and higher production expense, partially offset by lower depreciation, depletion and amortization (“DD&A”) and lower income tax expense.

Adjusted EBITDAX totaled $57.0 million in Q1 2025, a 25% decrease from $76.2 million in Q4 2024. The decrease was primarily due to lower sales volumes and higher production expense. Adjusted EBITDAX was down 8% from $61.7 million generated in Q1 2024.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended March 31, 2025					Three Months Ended December 31, 2024
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	59,864	57,656	5,325	18,042	$140,887	54,172	59,010	6,685	28,045	$147,912
NGL Sales	—	—	1,808	—	1,808	—	—	1,965	—	1,965
Gas Sales	—	—	636	—	636	—	—	421	—	421
Gross Sales	59,864	57,656	7,769	18,042	143,331	54,172	59,010	9,071	28,045	150,298

Selling Costs & Carried Interest	—	(149)	(232)	—	(381)	450	(130)	(319)	—	1
Royalties & Taxes	(7,677)	(23,587)	(1,357)	—	(32,621)	(7,455)	(19,899)	(1,224)	—	(28,578)

Net Revenue	52,187	33,920	6,180	18,042	110,329	47,167	38,981	7,528	28,045	121,721

Oil Sales MMB (working interest)	757	920	80	238	1,995	733	923	99	379	2,134
Average Oil Price Received	$79.09	$62.49	$66.17	$75.87	$70.61	$73.92	$63.92	$67.68	$73.90	$69.30
Change					2%
Average Brent Price					$75.87					$74.66
Change					2%

Gas Sales MMCF (working interest)	—	—	413	—	413	—	—	431	—	431
Average Gas Price Received	—	—	$1.54	—	$1.54	—	—	$0.98	—	$0.98
Change					57%
Average Aeco Price ($USD)	—	—	$1.43	—	$1.43	—	—	$1.36	—	$1.36
Change					5%

NGL Sales MMB (working interest)	—	—	69	—	69	—	—	75	—	75
Average Liquids Price Received	—	—	$26.39	—	$26.39	—	—	$26.22	—	$26.22
Change					1%

Revenue and Sales	Q1 2025	Q1 2024	% Change Q1 2025 vs. Q1 2024	Q4 2024	% Change Q1 2025 vs. Q4 2024
Production (NRI BOEPD)	17,764	16,848	5%	20,775	(14%)
Sales (NRI BOE)	1,717,000	1,490,000	15%	1,872,000	(8%)
Realized commodity price ($/BOE)	$64.27	$66.43	(3%)	$64.77	(1)%
Commodity (Per BOE including realized commodity derivatives)	$64.34	$66.41	(3%)	$64.48	—%
Total commodity sales ($MM)	$110.3	$100.2	10%	$121.7	(9%)
In Q1 2025, Vaalco had a net revenue decrease of $11.4 million or 9% compared to Q4 2024 as total NRI sales volumes of 1,717 MBOE was 8% lower than the Q4 2024 volumes of 1,872 MBOE but was 15% higher compared to 1,490 MBOE for Q1 2024, primarily due to production from the Cote d'Ivoire assets acquired in April 2024. Q1 2025 NRI sales were toward the high end of Vaalco’s guidance.

Costs and Expenses	Q1 2025	Q1 2024	% Change Q1 2025 vs. Q1 2024	Q4 2024	% Change Q1 2025 vs. Q4 2024
Production expense, excluding offshore workovers and stock comp ($MM)	$44.7	$32.1	39%	$36.5	23%
Production expense, excluding offshore workovers ($/BOE)	$26.08	$21.58	21%	$19.52	34%
Offshore workover expense ($MM)	$—	$(0.1)	—%	$0.1	—%
Depreciation, depletion and amortization ($MM)	$30.3	$25.8	17%	$37.0	(18%)
Depreciation, depletion and amortization ($/BOE)	$17.65	$17.30	2%	$19.79	(11%)
General and administrative expense, excluding stock-based compensation ($MM)	$7.8	$5.9	31%	$7.1	9%
General and administrative expense, excluding stock-based compensation ($/BOE)	$4.51	$3.90	16%	$3.80	19%
Stock-based compensation expense ($MM)	$1.4	$0.9	50%	$1.4	(3%)
Current income tax expense (benefit) ($MM)	$17.7	$25.7	(31%)	$26.2	(32)%
Deferred income tax expense (benefit) ($MM)	$(1.6)	$(3.4)	(53%)	$(9.0)	(82%)

Total production expense (excluding offshore workovers and stock compensation) of $44.7 million in Q1 2025 increased by 23% compared to Q4 2024 and 39% compared to Q1 2024. The increase in Q1 2025 compared to Q1 2024 was primarily driven by higher expenses in Gabon related to government audit settlements of approximately $4.7 million (net to Vaalco), additional chemical costs associated with the H2S treatment and to the increased sales associated with the purchase of the Côte d'Ivoire asset. The increase in Q1 2025 compared to Q4 2024 was driven by higher expenses in Gabon related to the government audit settlements and higher chemical costs.

DD&A expense for Q1 2025 was $30.3 million which was lower than $37.0 million in Q4 2024 and higher than $25.8 million in Q1 2024. The decrease in Q1 2025 DD&A expense compared to Q4 2024 is due primarily to the impact of the year end 2024 depletion adjustments based on the year end reserve reports. The increase in Q1 2025 DD&A expense compared to Q1 2024 is due to higher depletable costs in Côte d'Ivoire partially offset by lower depletable costs in Gabon, Egypt, and Canada.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased slightly to $7.8 million in Q1 2025 from $7.1 million in Q4 2024 and increased from $5.9 million in Q1 2024. The increase in G&A expenses compared to Q1 2024 was primarily due to higher professional service fees, salaries and wages, and accounting and legal fees. Q1 2025 cash G&A was within the Company’s guidance.

Non-cash stock-based compensation expense was $1.4 million for Q1 2025 compared to $0.9 million for Q1 2024. Non-cash stock-based compensation expense for Q4 2024 was $1.4 million.

Other income (expense), net, was an expense of $2.4 million for Q1 2025, compared to an expense of $2.3 million during Q1 2024 and an expense of $9.7 million for Q4 2024. Other income (expense), net, normally consists of foreign currency losses and interest expense, net. Also in Q4 2024, the Company recorded a reduction in the bargain purchase gain of $6.4 million as a result of the change in fair value estimates of the net assets acquired in the Svenska acquisition.
Income tax expense (benefit) was an expense for Q1 2025 of $16.1 million and is comprised of current expense of $17.7 million and deferred tax benefit of $1.6 million. In Q1 2024, income tax expense was $22.3 million and is comprised of current expense of $25.7 million and deferred tax benefit of $3.4 million. Q4 2024 income tax expense was $17.2 million, and is comprised of current tax expense of $26.2 million and deferred tax benefit of $9.0 million.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three months ended March 31, 2025	$30,253	6,953	—	—	$790	—	$37,996

Capital Investments/Balance Sheet
For the first quarter of 2025, net capital expenditures totaled $58.5 million on a cash basis and $51.3 million on an accrual basis. These expenditures were primarily related to costs associated with project costs and long lead items for Gabon and Côte d'Ivoire and the development drilling program in Egypt.
At the end of the first quarter of 2025, Vaalco had an unrestricted cash balance of $40.9 million. Working capital at March 31, 2025 was $23.2 million compared with $56.2 million at December 31, 2024, while Adjusted Working Capital at March 31, 2025 totaled $40.4 million.
In March 2025, Vaalco entered into a new reserves based revolving credit facility (the “new facility”) with an initial commitment of $190 million and the ability to grow to $300 million, led by The Standard Bank of South Africa Limited, Isle of Man Branch with other participating banks and financial partners. The new facility, which is subject to customary administrative conditional precedents, replaces the Company’s existing undrawn revolving credit facility that was provided by Glencore Energy UK Ltd. The Company arranged the new facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years.
Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2025 on March 28, 2025. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2025 ($0.25 annualized), to be paid on June 27, 2025 to stockholders of record at the close of business on May 23, 2025. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to opportunistically hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder return programs.
The following includes hedges remaining in place as of the end of the first quarter of 2025:

					Weighted Average Hedge Price ($/Bbl)
Settlement Period	Commodity	Type of Contract	Index	Average Volumes Hedged (Bbl)	Floor	Ceiling
April 2025 - June 2025	Oil	Collars	Dated Brent	70,000	$65.00	$81.00
July 2025 - September 2025	Oil	Collars	Dated Brent	60,000	$65.00	$80.00

Subsequent to March 31, 2025, the Company entered into the following additional derivative contracts to cover its future anticipated production:

Settlement Period	Commodity	Type of Contract	Index	Average Volumes Hedged (GJ)(a)	Weighted Average Hedge Price (CAD/GJ)
May 2025 - October 2025	Natural Gas	Swap	AECO (7A)	114,000	$2.15
a) One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is approximately 25.5 cubic meters standard conditions.

Settlement Period	Commodity	Type of Contract	Index	Average Volumes Hedged (Bbl)	Weighted Average Hedge Price ($/Bbl)
July 1, 2025 - July 31, 2025	Oil	Swap	Dated Brent	100,000	$65.45

Capital Markets Day Presentation

Vaalco announced that it will host a Capital Markets Day presentation on Wednesday, May 14, 2025. The presentation will begin at 8 a.m. Central Time (2 p.m. London Time) and is expected to conclude around 10:00 a.m. Central Time. The agenda will include presentations by key members of management on Vaalco’s longer-term vision including growth across its diversified, multi-country asset base.

Participation in the Capital Markets Day is directed to Vaalco’s shareholders, buy side and sell side analysts, as well as large institutional investors and portfolio managers. The session will be web cast live along with related presentation materials through Vaalco’s web site at www.vaalco.com in the “Investors” section of the web site. A replay will be archived on the site shortly after the presentation concludes.

2025 Guidance:
The Company has provided second quarter 2025 guidance and updated its full year 2025 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	19250 - 22310	7000 - 8300	9750 - 11100	2200 - 2600	300 - 310
Production (BOEPD)	NRI	14500 - 16710	6200 - 7100	6200 - 7200	1800 - 2100	300 - 310
Sales Volume (BOEPD)	WI	19850 - 22700	7300 - 8300	9750 - 11100	2200 - 2600	600 - 700
Sales Volume (BOEPD)	NRI	14900 - 17200	6300 - 7200	6200 - 7200	1800 - 2100	600 - 700
Production Expense (millions)	WI & NRI	$148.5 - $161.5 MM
Production Expense per BOE	WI	$18.00 - $21.50
Production Expense per BOE	NRI	$24.00 - $28.00
Offshore Workovers (millions)	WI & NRI	$0 - $10 MM
Cash G&A (millions)	WI & NRI	$25.0 - $31.0 MM
CAPEX excluding acquisitions (millions)	WI & NRI	$250 - $300 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

		Q2 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	20000 - 22100	7800 - 8600	10100 - 11200	2100 - 2300	—
Production (BOEPD)	NRI	15400 - 16800	6800 - 7500	6900 - 7400	1700 - 1900	—
Sales Volume (BOEPD)	WI	22800 - 24900	10600 - 11400	10100 - 11200	2100 - 2300	—
Sales Volume (BOEPD)	NRI	17800 - 19300	9200 - 10000	6900 - 7400	1700 - 1900	—
Production Expense (millions)	WI & NRI	$39.5 - $48.0 MM
Production Expense per BOE	WI	$18.00 - $23.00
Production Expense per BOE	NRI	$23.00 - $29.00
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$6.0 - $8.0 MM
CAPEX excluding acquisitions (millions)	WI & NRI	$65 - $85 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its first quarter 2025 financial and operating results, Friday, May 9, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy First Quarter 2025 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q1 2025 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on May 9, 2025 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, Nigeria and Canada.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws(collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding Vaalco's ability to effectively integrate assets and properties it has acquired as a result of the Svenska acquisition into its operations; (iii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends; (vi) expectations of future balance sheet strength; and (vii) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K.

Dividends beyond the second quarter of 2025 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.
Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	As of March 31, 2025	As of December 31, 2024
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$40,914	$82,650
Receivables:
Trade, net of allowances for credit loss and other of $0.2 million and $0.2 million, respectively	120,252	94,778
Accounts with joint venture owners, net of allowance for credit losses of $1.8 million and $1.5 million, respectively	2,847	179
Egypt receivables and other	3,235	35,763
Other current assets	33,590	24,557
Total current assets	200,838	237,927
Crude oil, natural gas and NGLs properties and equipment, net	562,926	538,103
Other noncurrent assets:
Right of use operating lease assets	16,303	17,254
Right of use finance lease assets	78,862	79,849
Deferred tax assets	48,364	55,581
Other long-term assets	19,810	26,236
Total assets	$927,103	$954,950
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$177,675	$181,728
Asset retirement obligations	81,053	78,592
Operating lease liabilities - net of current portion	12,915	13,903
Finance lease liabilities - net of current portion	66,198	67,377
Deferred tax liabilities	85,168	93,904
Other long-term liabilities	—	17,863
Total liabilities	423,009	453,367
Total shareholders’ equity	504,094	501,583
Total liabilities and shareholders’ equity	$927,103	$954,950

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2025	March 31, 2024	December 31, 2024
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$110,329	$100,155	$121,721
Operating costs and expenses:
Production expense	44,806	32,089	36,641
Exploration expense	—	48	—
Depreciation, depletion and amortization	30,305	25,824	37,047
Transaction costs related to acquisition	—	1,313	—
General and administrative expense	9,051	6,710	8,454
Credit losses and other	(27)	1,812	1,082
Total operating costs and expenses	84,135	67,796	83,224
Other operating income, net	—	(166)	10
Operating income	26,194	32,193	38,507
Other income (expense):
Derivative instruments gain (loss), net	(74)	(847)	(365)
Interest expense, net	(1,295)	(935)	(1,092)
Bargain purchase gain	—	—	(6,366)
Other income (expense), net	(1,012)	(487)	(1,828)
Total other income (expense), net	(2,381)	(2,269)	(9,651)
Income before income taxes	23,813	29,924	28,856
Income tax expense	16,083	22,238	17,192
Net income	$7,730	$7,686	$11,664
Other comprehensive income (loss):
Currency translation adjustments	117	(2,454)	(5,975)
Comprehensive income	$7,847	$5,232	$5,689

Basic net income per share:
Net income per share	$0.07	$0.07	$0.11
Basic weighted average shares outstanding	103,758	103,659	103,743
Diluted net income per share:
Net income per share	$0.07	$0.07	$0.11
Diluted weighted average shares outstanding	103,785	104,541	103,812

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2025	2024
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,730	$7,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	30,305	25,824
Exploration expense	146	—
Deferred taxes	(1,519)	(3,441)
Unrealized foreign exchange loss	1,673	(102)
Stock-based compensation	1,475	898
Cash settlements paid on exercised stock appreciation rights	—	(154)
Derivative instruments (gain) loss, net	74	847
Cash settlements paid on matured derivative contracts, net	123	(24)
Cash settlements paid on asset retirement obligations	—	(29)
Credit losses and other	(27)	1,812
Other operating loss, net	—	166
Equipment and other expensed in operations	972	302
Change in operating assets and liabilities	(8,246)	(11,953)
Net cash provided by operating activities	32,706	21,832
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(58,527)	(16,618)
Acquisition of crude oil and natural gas properties	(247)	—
Net cash used in investing activities	(58,774)	(16,618)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	447
Dividend distribution	(6,570)	(6,463)
Treasury shares	(155)	(6,344)
Deferred financing costs	(5,118)	—
Payments of finance lease	(2,943)	(2,095)
Net cash used in in financing activities	(14,786)	(14,455)
Effects of exchange rate changes on cash	27	(208)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(40,827)	(9,449)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	97,726	129,178
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$56,899	$119,729

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024	December 31, 2024
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,717	1,490	1,872
Average daily sales volumes (BOE)	19,074	16,374	20,352

WI PRODUCTION DATA
Etame Crude oil (MBbl)	767	819	791
Gabon Average daily production volumes (BOEPD)	8,522	9,001	8,598

Egypt Crude oil (MBbl)	920	950	923
Egypt Average daily production volumes (BOEPD)	10,225	10,440	10,035

Canada Crude Oil (MBbl)	80	61	99
Canada Natural Gas (MMcf)	413	469	431
Canada Natural Gas Liquid (MBOE)	69	76	75
Canada Crude oil, natural gas and natural gas liquids (MBOE)	218	215	246
Canada Average daily production volumes (BOEPD)	2,420	2,363	2,669

Côte d'Ivoire Crude oil (MBbl)	111	—	368
Côte d'Ivoire Average daily production volumes (BOEPD)	1,235	—	3,997

Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,016	1,984	2,328
Average daily production volumes (BOEPD)	22,402	21,804	25,300

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	667	713	688
Gabon Average daily production volumes (BOEPD)	7,414	7,835	7,481

Egypt Crude oil (MBbl)	642	641	644
Egypt Average daily production volumes (BOEPD)	7,131	7,044	7,001

Canada Crude Oil (MBbl)	66	51	85
Canada Natural Gas (MMcf)	338	392	371
Canada Natural Gas Liquid (MBOE)	56	63	64
Canada Crude oil, natural gas and natural gas liquids (MBOE)	179	179	211
Canada Average daily production volumes (BOEPD)	1,984	1,971	2,296

Côte d'Ivoire Crude oil (MBbl)	111	—	368
Côte d'Ivoire Average daily production volumes (BOEPD)	1,235	—	3,997

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,599	1,533	1,911
Average daily production volumes (BOEPD)	17,764	16,850	20,775

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$67.03	$69.62	$65.69
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$64.27	$66.43	$64.77
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$64.34	$66.41	$64.48

COSTS AND EXPENSES (Per BOE of sales):
Production expense	26.10	$21.54	$19.57
Production expense, excluding offshore workovers and stock compensation*	26.05	$21.56	$19.49
Depreciation, depletion and amortization	17.65	$17.33	$19.79
General and administrative expense**	5.27	$4.50	$4.52
Property and equipment expenditures, cash basis (in thousands)	$58,527	$16,618	$41,466
*Offshore workover costs excluded for the three months ended March 31, 2025 and 2024 and December 31, 2024 are $0.0 million, $(0.1) million and $0.1 million, respectively.
*Stock compensation associated with production expense excluded from the three months ended March 31, 2025 and 2024 and December 31, 2024 are immaterial.
**General and administrative expenses include $0.76, $0.58 and $0.72 per barrel of oil related to stock-based compensation expense in the three months ended March 31, 2025 and 2024 and December 31, 2024, respectively.
NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Svenska Acquisition, FPSO demobilization, transaction costs related to the Svenska acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Svenska Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the applicable lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income	March 31, 2025	March 31, 2024	December 31, 2024
Net income	$7,730	$7,686	$11,664
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	198	823	96
Bargain purchase gain	—	—	6,366
Deferred income tax expense (benefit)	(1,610)	(3,441)	(11,781)
Transaction costs related to acquisition	22	1,313	508
Other operating (income) expense, net	—	166	(10)
Adjusted Net Income	$6,340	$6,547	$6,843

Diluted Adjusted Net Income per Share	$0.06	$0.06	$0.07
Diluted weighted average shares outstanding (1)	103,785	104,541	103,812
(1)No adjustments to weighted average shares outstanding

	Three Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	March 31, 2025	March 31, 2024	December 31, 2024
Net income	$7,730	$7,686	$11,664
Add back:
Interest expense, net	1,295	935	1,092
Income tax expense	16,083	22,238	17,192
Depreciation, depletion and amortization	30,305	25,824	37,047
Exploration expense	—	48	—
Non-cash or unusual items:
Stock-based compensation	1,352	899	1,196
Unrealized derivative instruments loss	198	823	96
Bargain purchase gain	—	—	6,366
Other operating (income) expense, net	—	166	(10)
Transaction costs related to acquisition	22	1,313	508
Credit losses and other	(27)	1,812	1,082
Adjusted EBITDAX	$56,958	$61,744	$76,233

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	March 31, 2025	December 31, 2024	Change
Current assets	$200,838	$237,927	$(37,089)
Current liabilities	(177,675)	(181,728)	4,053
Working capital	23,163	56,199	(33,036)
Add: lease liabilities - current portion	17,249	16,895	354
Adjusted Working Capital	$40,412	$73,094	$(32,682)

Three Months Ended March 31, 2025
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$32,706
Net cash used in Investing activities	(58,774)
Net cash used in Financing activities	(14,786)
Effects of exchange rate changes on cash	27
Total net cash change	(40,827)

Add back shareholder cash out:
Dividends paid	6,570
Total cash returned to shareholders	6,570

Free Cash Flow	$(34,257)